UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2006

MICROSTRATEGY INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24435	51-0323571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1861 International Drive McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 17, 2006, MicroStrategy Incorporated (the “Company”) adopted a policy to make tax gross-up payments to members of the Board of Directors and executive officers who may incur income or payroll taxes in connection with their personal use of the Company’s Corporate Development Programs. This policy also authorizes the Chief Executive Officer, in his sole discretion, to authorize the Company to make such tax gross-up payments to other employees of the Company in connection with their personal use of Corporate Development Programs. The Company’s Corporate Development Programs, which include tickets to sporting, charity, dining, entertainment or similar events as well as use of corporate suites, club memberships or similar facilities that the Company may acquire, may be made available by the Company, from time to time, for personal use by members of the Board of Directors of the Company, executive officers of the Company, and other employees of the Company and its subsidiaries if a Corporate Development Program is not at such time being used exclusively by the Company for business purposes. The authorized tax gross-up payment to be paid in connection with an individual’s personal use of the Corporate Development Programs will be a cash amount approximating the individual’s (i) federal and state income and payroll taxes (or in the case of an individual who may be subject to taxes on income and wages in a jurisdiction other than the U.S., the applicable taxes on income and wages in such other jurisdiction) (the “Income Taxes”) on the taxable income associated with such personal use plus (ii) Income Taxes on the taxes that the individual may incur as a result of the payment of such amount by the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2006	MicroStrategy Incorporated (Registrant)

	By:	/s/ MICHAEL J. SAYLOR
	Name:	Michael J. Saylor
	Title:	Chairman of the Board, President and Chief Executive Officer